As filed with the Securities and Exchange Commission on April 11, 2008	Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM S-3
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
(Amendment No. )
_________________

DIGITALFX INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Florida	65-0358792
(State or Other Jurisdiction of	(I.R.S Employer
Incorporation or Organization)	Identification No.)

3035 East Patrick Lane, Suite 9
Las Vegas, Nevada 89120
(702) 938-9300
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mickey Elfenbein, Chief Operating Officer
DigitalFX International, Inc.
3035 East Patrick Lane, Suite 9
Las Vegas, Nevada 89120
(702) 938-9300
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Gregory Akselrud, Esq.
Stubbs Alderton & Markiles, LLP
15260 Ventura Boulevard, 20th Floor
Sherman Oaks, California 91403
(818) 444-4500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:
☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:
☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.
☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.
☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	704,771	$0.69	$486,291.99	$19.11
Common Stock, par value $.0001 per share, issuable upon conversion of amended and restated convertible promissory notes	1,303,182	$0.69	$899,195.58	$35.34
Common Stock, par value $.001 per share, issuable upon exercise of amended and restated warrants	750,002	$0.69	$517,501.38	$20.34
TOTAL	2,757,955	$0.69	$1,902,988.95	$74.79

(1)
In the event of a stock split, stock dividend, or other similar transaction involving the Registrant’s common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the American Stock Exchange on April 8, 2008.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective time until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated April 11, 2008

DIGITALFX INTERNATIONAL, INC.

2,757,955 Shares
Common Stock
_________________

This prospectus relates to the offer and sale from time to time of up to 2,757,955 shares of our common stock that are held by or issuable to the shareholders named in the “Principal and Selling Shareholders” section of this prospectus. The prices at which the selling shareholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares. We will bear all expenses of registration incurred in connection with this offering. The selling shareholders whose shares are being registered will bear all selling and other expenses.

On November 30, 2006, the Securities and Exchange Commission (“SEC”) declared effective a registration statement on Form SB-2 (File No. 333-136855) we initially filed with the SEC on August 23, 2006, which filing was subsequently amended on October 5, November 11 and November 28, 2006, registering the resale by certain of our stockholders of an aggregate of 22,095,892 shares of our common stock. This previously filed registration statement remains effective.

On May 11, 2007, the SEC declared effective a registration statement on Form SB-2 (File No. 333-140047) we initially filed with the SEC on January 17, 2007, which filing was subsequently amended on March 27, 2007, May 1, 2007 and May 11, 2007, registering the resale by certain of our stockholders of an aggregate of 1,000,000 shares of our common stock. This previously filed registration statement remains effective.

Our common stock is traded on the American Stock Exchange under the symbol “DXN.” On April 8, 2008, the last reported sales price of our common stock on the American Stock Exchange was $0.69 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5.
_________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
_________________

The date of this prospectus is ______________

i

You should rely only on the information contained in this prospectus or any supplement. We have not authorized anyone to provide information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus. You should read the entire prospectus carefully before making an investment decision, including “Risk Factors” and the consolidated financial statements and the related notes incorporated herein by reference. References in this prospectus to “DigitalFX” and “the Company” refer to DigitalFX International, Inc. and our consolidated subsidiaries.

Our Business

We are a digital communications and social networking company that, directly and through a multi-tiered affiliate program, offers a suite of proprietary digital communication tools, including video email, video instant messaging, live webcasting, podcasting, blogging, and digital vault storage. Our social networking website, www.helloworld.com, operated by our wholly-owned subsidiary DigitalFX Networks, LLC, a Nevada limited liability company (“DigitalFX Networks”), targets users from ages 18 to 65. The site features a full suite of digital communication tools, and multi-tiered affiliates (“Affiliates”) and retail customers pay a monthly subscription fee to use the tools and participate in the social network. Additionally, our website, www.vmdirect.com, operated by our wholly-owned subsidiary VMdirect, L.L.C., a Nevada limited liability company (“VMdirect”) offers Affiliates the tools necessary to effectively market and distribute our digital communication tools. We also offer a video-enabled web platform to small and medium-sized businesses through www.firststream.com, also operated by DigitalFX Networks. This service allows streaming video to be sent in any business email communication and also provides small and medium-sized businesses with live broadcasting, podcasting and blogging ability.

Our multi-tiered affiliate program drives the growth of our business. Rather than using traditional advertising and marketing methods, we chose to create a multi-tiered affiliate program to develop new customers. Affiliates earn retail commissions on a monthly residual basis by acquiring new retail customers for us. Affiliates earn additional commissions from the sales activities of Affiliates who they personally enroll. These rewards are extended for up to eight generations of Affiliates, meaning that an Affiliate earns a commission on the sales of the Affiliates they have personally enrolled as well as on the sales of second-, third-, and fourth-generation Affiliates, potentially eight levels deep. Our Affiliate compensation plan is structured on a 3x8 matrix, meaning Affiliates can each enroll three Affiliates underneath themselves, before they begin to build their next organizational level. The layers of three continue down a total of eight levels.

The market for our services is relatively new and rapidly evolving and growing. Social networking and streaming media are areas of high interest, dominating both the consumer and financial press. According to the Aberdeen Group, the streaming media industry is expected to grow from $2 billion in 2004 to an estimated $12 billion by 2008. We expect that the annual rate of growth of adoption of streaming media tools in 2008 will exceed 2007 as more users become comfortable with this technology, the Internet and personal computer usage.

Social networking sites are also among the fastest growing Web destinations. Other trends in our favor include the dispersion of families and friends around the country and globe who want to visually communicate on a regular basis and the desire of many companies to reduce resources spent on employee air and automobile travel. We differentiate ourselves from other social networking sites by allowing our members to retain copyright and ownership of all the content that they have created.

Our Industry

We compete against well-capitalized streaming media and Internet companies as well as smaller companies. The market for our products and services is highly competitive. The streaming media sector is evolving and growing rapidly, and companies are continually introducing new products and services.

Our History and Contact Information

We were incorporated in the State of Florida on January 23, 1991 under the name Speak Up America Association, Inc. We changed our name on December 23, 1995 to Golf Ball World, Inc. and again on May 4, 1999 to Qorus.com, Inc. Prior to November 2001, we provided intelligent message communications services to enterprises in the travel and hospitality sectors. In November 2001, we sold substantially all of our assets to Avery Communications, Inc. after which we continued without material business assets, operations or revenues. On June 22, 2004, we consummated the transactions contemplated by a Securities Purchase Agreement (the “Purchase Agreement”) dated June 10, 2004, by and among the Company, Keating Reverse Merger Fund, LLC (“KRM Fund”), Thurston Interests, LLC (“Thurston”) and certain other shareholders of the Company. The transactions resulted in a change of control whereby KRM Fund became our majority shareholder.

From November 2001 through June 15, 2006, we were a public “shell” company with nominal assets.

On May 23, 2006, we entered into an Exchange Agreement (the “Exchange Agreement”) with VMdirect, L.L.C., a Nevada limited liability company (“VMdirect”), the members of VMdirect holding a majority of its membership interests (together with all of the members of VMdirect, the “VMdirect Members”), and KRM Fund. The closing of the transactions contemplated by the Exchange Agreement occurred on June 15, 2006. At the closing, we acquired all of the outstanding membership interests of VMdirect (the “Interests”) from the VMdirect Members, and the VMdirect Members contributed all of their Interests to us. In exchange, we issued to the VMdirect Members 1,014,589 shares of our Series A Convertible Preferred Stock, par value $0.01 per share (the “Preferred Shares”), which, as a result of the approval by a substantial majority of our outstanding shareholders entitled to vote and the approval by our board of directors on June 22, 2006, of amendments to our articles of incorporation that (i) changed our name to DigitalFX International, Inc., (ii) increased our authorized number of shares of common stock to 100,000,000, and (iii) adopted a 1-for-50 reverse stock split, on August 1, 2006 converted into approximately 21,150,959 shares of our common stock.

At the closing, VMdirect became our wholly-owned subsidiary. The exchange transaction was accounted for as a reverse merger (recapitalization) with VMdirect deemed to be the accounting acquirer, while we were deemed to be the legal acquirer. As such, our financial statements reflect the historical activity of VMdirect since its inception. All financial information in this document is that of our company and its consolidated subsidiaries.

Prior to August 23, 2007, bid and ask prices for shares of our common stock were quoted on the OTC Bulletin Board under the symbol “DFXN.” On August 23, 2007, our common stock began trading on the American Stock Exchange under the symbol “DXN.”

The address of our principal executive office is 3035 East Patrick Lane, Suite 9, Las Vegas, Nevada 89120, and our telephone number is (702) 938-9300.

The Offering

Common stock offered
2,757,955 shares by the selling shareholders, including:

•  704,771 shares of our common stock;
•  1,303,182 shares of our common stock underlying amended and restated convertible promissory notes; and
•  750,002 shares of our common stock underlying amended and restated warrants.

Common stock outstanding before this offering	25,927,710 shares
Common stock to be outstanding after this offering	25,927,710 shares
Use of proceeds	We will not receive any of the proceeds from the sale of shares of our common stock by the selling shareholders. See “Use of Proceeds.”
American Stock Exchange symbol	“DXN”
Risk Factors	See “Risk Factors” beginning on page 5 for a discussion of factors that you should consider carefully before deciding to purchase our common stock.

In the table above, the number of shares to be outstanding after this offering is based on 25,927,710 shares of common stock outstanding as of April 8, 2008. The number of shares of common stock to be outstanding after this offering does not reflect the issuance of the following shares:

•
1,500,001 shares issuable upon the conversion of amended and restated convertible promissory notes at a weighted average conversion price of $2.00 per share which are being offered for sale under the prospectus;

•	750,002 shares issuable upon the exercise of outstanding amended and restated warrants at a weighted average exercise price of $0.959 per share which are being offered for sale under the prospectus;

•	524,706 shares of common stock issuable upon the exercise of common stock purchase warrants outstanding as of April 8, 2008, with a weighted average exercise price of approximately $1.46 per share;

•	1,244,009 shares of common stock issuable upon the exercise of stock options outstanding as of April 8, 2008, with a weighted average exercise price of approximately $3.34 per share; and

•	578,684 additional shares of common stock reserved for issuance under our 2006 Stock Incentive Plan, as of April 8, 2008.

Summary Financial Data

The following historical financial information should be read in conjunction with the section entitled “Management’s Discussion and Analysis or Plan of Operation,” to our annual report on Form 10-KSB filed with the SEC on March 31, 2008, and the related annual consolidated financial statements and footnotes, incorporated by reference into this prospectus. The information presented is in thousands, except share and per share data. The historical results are not necessarily indicative of results to be expected for any future periods.

Statement of Operations Data:	Years Ended December 31,
	2007	2006
Revenues	$23,511	$22,800
Gross Profit	19,390	18,356
Operating Expenses	22,694	17,191
Other expense, net	87	572
Income (Loss) before provision for income taxes	(3,391)	593
Provision (benefit) for income taxes	(812)	113
Net Income (Loss)	(2,579)	480
Net Income (Loss) per share:
Basic	$(0.11)	$0.02
Fully diluted	$(0.11)	$0.02
Weighted average shares outstanding:
Basic	23,952,916	21,032,218
Fully diluted	23,952,916	22,832,198

Balance Sheet Data:	December 31, 2007	December 31, 2006
Total Assets	$14,437	$7,873
Current Liabilities	3,116	2,789
Convertible Notes Payable, net	5,600	-
Stockholders’ equity	5,721	5,084

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing shares of our common stock. If any of the following risks occur, our business, financial condition and/or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Related to Our Business

Our operating results may fluctuate significantly based on customer acceptance of our products.

Management expects that we will experience substantial variations in our net sales and operating results from quarter to quarter due to customer acceptance of our products. We rely on sales by our Affiliates to generate significant revenues for us. If customers don’t accept our products, our sales and revenues would decline, resulting in a reduction in our operating income.

Customer interest for our products could also be impacted by the timing of our introduction of new products. If our competitors introduce new products around the same time that we issue new products, and if such competing products are superior to our own, customers’ desire for our products could decrease, resulting in a decrease in our sales and revenues. To the extent that we introduce new products and customers decide not to migrate to our new products from our older products, our revenues could be negatively impacted due to the loss of revenue from those customers. In the event that our newer products do not sell as well as our older products, we could also experience a reduction in our revenues and operating income.

As a result of fluctuations in our revenue and operating expenses that may occur, management believes that period-to-period comparisons of our results of operations are not a good indication of our future performance.

While we previously achieved an operating profit, we have a history of operating losses and there can be no assurance that we can achieve, maintain or increase profitability.

While we previously achieved operating profits, we did not achieve an operating profit for the year ended December 31, 2007, and we have a history of operating losses. Given the competitive and evolving nature of the industry in which we operate, the technical difficulties we recently experienced with version 5.0 of the DigitalFX Studio product, and potential technical difficulties we may encounter in the future, we may not be able to achieve, sustain or increase profitability and our failure to do so would adversely affect our business, including our ability to raise additional funds.

We may not be able to effectively manage our growth.

Our strategy envisions growing our business. To date, our growth has been derived primarily from the growth of our multi-tiered Affiliate base and we intend to continue to employ this growth strategy. To manage anticipated growth, we plan to expand our technology to handle increasing volume on our websites and to expand our administrative and marketing organizations to accommodate larger numbers of our Affiliates. We must also effectively manage our relationships with the increasing number of retail customers/users of our products. We will need to hire, train, supervise and manage new employees. These processes are time consuming and expensive, will increase management responsibilities and will divert management attention. Any growth in or expansion of our business is likely to continue to place a strain on our management and administrative resources, infrastructure and systems. We cannot assure you that we will be able to:

•	sufficiently and timely improve our technology to handle increasing volume on our websites;

•	expand our administrative and marketing systems effectively, efficiently or in a timely manner to accommodate increasing numbers of our Affiliates; or

•	allocate our human resources optimally.

Our inability or failure to manage our growth and expansion effectively could result in strained Affiliate and customer relationships based on dissatisfaction with our service to these groups, our failure to meet demand for our products and/or increased expenses to us to resolve these issues, and a consequent significant decrease in the number of our Affiliates and end users. Any significant decrease in our Affiliate base or the number of retail customers, or the election of new Affiliates to sign on for lower level packages would result in a decrease in revenues.

If we do not successfully generate additional products and services, or if such products and services are developed but not successfully commercialized, we could lose revenue opportunities.

Currently, our primary business is the sale of our studio suite of products to our Affiliates. Our future success depends, in part, on our ability to expand our product and service offerings. To that end we have engaged in product development activities, including activities related to a set top box which will allow users to access their DigitalFX Studio features, stream high resolution on-demand audio and video content and participate in our social network, all from their television, to provide additional products and related services to our customers. The process of developing new products is complex and uncertain, and if we fail to accurately predict customers’ changing needs and emerging technological trends our business could be harmed. We must commit significant resources to developing new products before knowing whether our investments will result in products the market will accept. Furthermore, we may not execute successfully on commercializing those products because of errors in product planning or timing, technical hurdles that we fail to overcome in a timely fashion, or a lack of appropriate resources. This could result in competitors providing those solutions before we do and a reduction in net sales and earnings.

The success of new products depends on several factors, including proper new product definition, timely completion and introduction of these products, differentiation of new products from those of our competitors, and market acceptance of these products. There can be no assurance that we will successfully identify new product opportunities, develop and bring new products to market in a timely manner, or achieve market acceptance of our products or that products and technologies developed by others will not render our products or technologies obsolete or noncompetitive.

If we continue to experience technological difficulties with our products our Affiliate base could shrink, customer growth could decrease and our business could suffer.

In November 2006, we released the 5.0 version of our product called the DigitalFX Studio that included expanded functionality and features. The testing we conducted did not reveal various technical difficulties that remained with the product. In addition, the 5.0 version rolled out in November 2006 did not contain all of the enhancements that our Affiliates were expecting due to development delays. The result was a product with lower than expected functionality and operating difficulties. As a result of these issues, our Affiliate network has not marketed our products and the business opportunity as widely as projected in our plan. While we have taken steps to ameliorate these difficulties, to the extent that we continue to encounter technical difficulties, and to the extent that enhancements to the products we release or new products have technical difficulties, the reputation of our products could suffer, our Affiliate base could shrink and our ability to generate new customers, and consequently revenue, would be negatively impacted. Our ability to grow our business would also be negatively impacted.

Ninety percent of our revenues for the year ended December 31, 2007 have been derived from sales of our products and services to our Affiliates, and our future success depends on our ability to grow our Affiliate base, as well as to expand our retail subscriptions and initiate advertising revenue.

To date, our revenue growth has been derived primarily from the growth of our multi-tiered Affiliate base. Rather than using traditional advertising and sales methods, we chose to create a multi-tiered affiliate program to develop new customers. Affiliates earn retail commissions on a monthly residual basis by acquiring new customers for us. Affiliates earn additional commissions from the sales activities of Affiliates who they personally enroll. These rewards are extended for up to eight generations of Affiliates, meaning that an Affiliate earns a commission on the sales of the Affiliates they have personally enrolled as well as on the sales of second-, third-, and fourth-generation Affiliates, potentially eight levels deep. Our Affiliate compensation plan is structured on a 3x8 matrix, meaning Affiliates can each enroll three Affiliates underneath themselves before they begin to build their next organizational level. The layers of three continue down a total of eight levels.

Our success and the planned growth and expansion of our business depend on us achieving greater and broader acceptance of our products and expanding our customer base. There can be no assurance that customers will subscribe to our product offerings or that we will continue to expand our customer base. Though we plan to continue to provide tools to our Affiliates to enable them to generate sales, we cannot guarantee that the time and resources we spend on these efforts will generate a commensurate increase in users of our product offerings. If we are unable to effectively market or expand our product offerings, and if our Affiliate enrollment does not continue to grow, we will be unable to grow and expand our business or implement our business strategy. This could materially impair our ability to increase sales and revenue and materially and adversely affect our margins, which could harm our business and cause our stock price to decline.

Our future success depends largely upon our ability to attract and retain a large active base of Affiliates who purchase and sell our products. We cannot give any assurances that the productivity of our Affiliates will continue at their current levels or increase in the future. Several factors affect our ability to attract and retain a significant number of Affiliates, including:

•	on-going motivation of our Affiliates;

•	general economic conditions;

•	significant changes in the amount of commissions paid;

•	public perception and acceptance of direct selling;

•	public perception and acceptance of us and our products;

•	the limited number of people interested in pursuing direct selling as a business;

•	our ability to provide proprietary quality-driven products that the market demands; and

•	competition in recruiting and retaining active Affiliates.

Our ability to conduct business, particularly in international markets, may be affected by political, economic, legal and regulatory risks, which could adversely affect the expansion of our business in those markets.

Our ability to capitalize on growth in new international markets and to maintain the current level of operations in our existing international markets is exposed to risks associated with international operations, including:

•
the possibility that a foreign government might ban or severely restrict our business method of selling through our Affiliates, or that local civil unrest, political instability or changes in diplomatic or trade relationships might disrupt our operations in an international market;

•
the possibility that a government authority might impose legal, tax or other financial burdens on Affiliates, as direct sellers, or on our company due, for example, to the structure of our operations in various markets;

•	the possibility that a government authority might challenge the status of our Affiliates as independent contractors or impose employment or social taxes on our Affiliates;

•	our ability to staff and manage international operations;

•	handling the various accounting, tax and legal complexities arising from our international operations; and

•	understanding cultural differences affecting non-U.S. customers.

We currently conduct activities in Australia, Canada, Ireland, Mexico, New Zealand, the United Kingdom, Germany and Spain. We have not been affected in the past by any of the potential political, legal or regulatory risks identified above. While we do not consider these risks to be material in the foreign countries in which we currently operate, they may be material in other countries where we may expand our business.

We are also subject to the risk that due to legislative or regulatory changes in one or more of our present or future markets, our marketing system could be found not to comply with applicable laws and regulations or may be prohibited. Failure to comply with applicable laws and regulations could result in the imposition of legal fines and/or penalties which would increase our operating costs. We may also be required to comply with directives or orders from various courts or applicable regulatory bodies to conform to the requirements of new legislation or regulation, which would detract management’s attention from the operation of our business. Further we could be prohibited from distributing products through our marketing system or may be required to modify our marketing system.

Our services are priced in local currency. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. We do not currently engage in hedging activities or other actions to decrease fluctuations in operating results due to changes in foreign currency exchange rates, although we may do so when the amount of revenue obtained from sources outside of the United States becomes significant.

We also face legal and regulatory risks in the United States, the affect of which could reduce our sales and revenues.

Our marketing program is subject to a number of federal and state regulations administered by the Federal Trade Commission and various state agencies in the United States, directed at preventing fraudulent or deceptive schemes by ensuring that product sales are made to consumers of the products and that compensation, recognition, and advancement within the marketing organization are based on the sale of products rather than investment in the organization or other non-sales-related criteria. These regulatory requirements do not include “bright line” rules and are inherently fact-based. Thus, even though we believe that our marketing program complies with applicable federal and state laws or regulations, we are subject to the risk that a governmental agency or court could determine that we have failed to meet these requirements in a particular case. Such an adverse determination could require us to make modifications to our marketing system, increasing our operating expenses. The negative publicity associated with such an adverse determination could also reduce Affiliate and end user demand for our products, which would consequently reduce our sales and revenues.

If we incur substantial liability from litigation, complaints, or enforcement actions resulting from misconduct by our multi-level Affiliates, our financial condition could suffer.

Although we use various means to address misconduct by our multi-level Affiliates, including maintaining policies and procedures to govern the conduct of our Affiliates and conducting training seminars, it is still difficult to detect and correct all instances of misconduct. Violations of our policies and procedures by our Affiliates could lead to litigation, formal or informal complaints, enforcement actions, and inquiries by various federal, state, or foreign regulatory authorities against us and/or our Affiliates. Litigation, complaints, and enforcement actions involving us and our Affiliates could consume considerable amounts of financial and other corporate resources, which could have a negative impact on our sales, revenue, profitability and growth prospects.

We have not been, and are not currently, subject to any material litigation, complaint or enforcement action regarding Affiliate misconduct by any federal, state or foreign regulatory authority.

We may be unable to compete successfully against existing and future competitors, which could decrease our revenue and margins and harm our business.

The digital communications and social networking industries are highly competitive. Our future growth and financial success depend on our ability to further penetrate and expand our user base, as well as our ability to grow our revenue models. Our competitors possess greater resources than we do and in many cases are owned by companies with broader business lines. For example, we encounter competition in the social networking space from www.myspace.com, a company acquired by News Corporation, and we offer video instant messaging services similar to those offered at www.skype.com, a subsidiary of eBay, Inc. There can be no assurance that we will be able to maintain our growth rate or increase our market share in our industry at the expense of existing competitors.

We may not be able to adequately protect our intellectual property rights which would affect our ability to compete in our industry.

Our intellectual property relates to the initiation, receipt and management of digital communications. We rely in part on trade secret, unfair competition, trade dress and trademark law to protect our rights to certain aspects of our intellectual property, including our software technologies, domain names and recognized trademarks, all of which we believe are important to the success of our products and our competitive position. There can be no assurance that any of our trademark applications will result in the issuance of a registered trademark, or that any trademark granted will be effective in thwarting competition or be held valid if subsequently challenged. In addition, there can be no assurance that the actions taken by us to protect our proprietary rights will be adequate to prevent imitation of our products, that our proprietary information will not become known to competitors, that we can meaningfully protect our rights to unpatented proprietary information or that others will not independently develop substantially equivalent or better products that do not infringe on our intellectual property rights.

We could be required to devote substantial resources to enforce and protect our intellectual property, which could divert our resources from the conduct of our business and result in increased expenses. In addition, an adverse determination in litigation could subject us to the loss of our rights to particular intellectual property, could require us to grant licenses to third parties, could prevent us from selling or using certain aspects of our products or could subject us to substantial liability, any of which could reduce our sales and/or result in the entry of additional competitors into our industry.

We may become subject to litigation for infringing the intellectual property rights of others the affect of which could cause us to cease marketing and exploiting our products.

Others may initiate claims against us for infringing on their intellectual property rights. We may be subject to costly litigation relating to such infringement claims and we may be required to pay compensatory and punitive damages or license fees if we settle or are found culpable in such litigation. In addition, we may be precluded from offering products that rely on intellectual property that is found to have been infringed by us. We also may be required to cease offering the affected products while a determination as to infringement is considered and could eventually be required to modify our products to cease the infringing activity. These developments could cause a decrease in our operating income and reduce our available cash flow, which could harm our business and cause our stock price to decline.

We may have to expend significant resources developing alternative technologies in the event that third party licenses for intellectual property upon which our business depends are not available or are not available on terms acceptable to us.

We rely on certain intellectual property licensed from third parties and may be required to license additional products from third parties in the future. There can be no assurance that these third party licenses will be available or will continue to be available to us on acceptable terms or at all. Our inability to enter into and maintain any license necessary for the conduct of our business could result in our expenditure of significant capital to develop or obtain alternate technologies and to integrate such alternate technologies into our current products, or could result in our cessation of the development or sales of products for which such licenses are necessary.

We may be unable to attract and retain qualified, experienced, highly skilled personnel, which could adversely affect the implementation of our business plan.

Our success depends to a significant degree upon our ability to attract, retain and motivate skilled and qualified personnel. In particular, we are heavily dependent on the continued services of Craig Ellins and the other members of our senior management team. We do not have long-term employment agreements with most members of our senior management team, each of whom may voluntarily terminate his or her employment with us at any time. Following any termination of employment, those employees without employment agreements would not be subject to any non-competition covenants or non-solicitation covenants. The loss of any key employee, including members of our senior management team, could result in a decrease in the efficacy with which we implement our business plan due to the loss of our experienced managers, increased competition in our industry and could negatively impact our sales and marketing operations. Our inability to attract highly skilled personnel with sufficient experience in our industry could result in less innovation in our products and a consequent decrease in our competitive position, and a decrease in the quality of our service to our Affiliates and end users and a consequent decrease in our sales, revenue and operating income.

Our senior management had limited experience managing a publicly traded company prior to serving as our executive officers. This limited experience may divert our management’s attention from operations and harm our business.

Our management team had limited experience managing the reporting requirements of the federal securities laws prior to serving as our executive officers. Management will be required to implement appropriate programs and policies to comply with existing disclosure requirements and to respond to increased reporting requirements pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. These increased requirements include the preparation of an internal report which states the responsibility of management for establishing and maintaining an adequate internal control structure and procedures for financial reporting and containing an assessment, as of the end of each fiscal year, of the effectiveness of the internal control structure and procedures for financial reporting. Management’s efforts to familiarize itself with and to implement appropriate procedures to comply with the disclosure requirements of the federal securities laws could divert its attention from the operation of our business. Management’s failure to comply with the disclosure requirements of the federal securities laws could lead to the imposition of fines and penalties by the SEC or the cessation of trading of our common stock on The American Stock Exchange (“AMEX”).

If we are not able to respond to the adoption of technological innovation in our industry and changes in consumer demand, our products will cease to be competitive, which could result in a decrease in revenue and harm our business.

Our future success will depend, in part, on our ability to keep up with changes in consumer tastes and our continued ability to differentiate our products through implementation of new technologies. We may not, however, be able to successfully do so, and our competitors may be able to implement new technologies at a much lower cost. These types of developments could render our products less competitive and possibly eliminate any differentiating advantage that we might hold at the present time.

Other Risks Related to an Investment in Our Common Stock

There is limited trading, and consequently limited liquidity, of our common stock.

Prior to August 23, 2007, bid and ask prices for shares of our common stock were quoted on the OTC Bulletin Board under the symbol “DFXN.” On August 23, 2007, our common stock began trading on AMEX. Although our common stock is quoted on AMEX, there is limited trading of our common stock and our common stock is not broadly followed by securities analysts. The average daily volume of our common stock as reported on AMEX for the three-month period ended December 31, 2007 was approximately 30,000 shares. Consequently, shareholders may find it difficult to sell shares of our common stock.

While we are hopeful that we will command the interest of a greater number of investors and analysts, more active trading of our common stock may never develop or be maintained. More active trading generally results in lower price volatility and more efficient execution of buy and sell orders. The absence of active trading reduces the liquidity of our common stock. As a result of the lack of trading activity, the quoted price for our common stock on AMEX is not necessarily a reliable indicator of its fair market value. Further, if we cease to be traded, holders of our common stock would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock, and the market value of our common stock would likely decline.

The market price of our common stock is likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares at or above the price at which you purchased such shares.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including announcements of new products or services by our competitors. In addition, the market price of our common stock could be subject to wide fluctuations in response to a variety of factors, including:

•	quarterly variations in our revenues and operating expenses;

•	developments in the financial markets, and the worldwide or regional economies;

•	announcements of innovations or new products or services by us or our competitors;

•	fluctuations in merchant credit card interest rates;

•	significant sales of our common stock or other securities in the open market; and

•	changes in accounting principles.

In the past, shareholders have often instituted securities class action litigation after periods of volatility in the market price of a company’s securities. If a shareholder were to file any such class action suit against us, we would incur substantial legal fees and our management’s attention and resources would be diverted from operating our business to respond to the litigation, which could impact our productivity and profitability.

Substantial future sales of our common stock in the public market could cause our stock price to fall.

Upon the effectiveness of any registration statement that we may file with respect to the resale of shares held by our shareholders, a significant number of our shares of common stock may become eligible for sale. The sale of these shares could depress the market price of our common stock. Sales of a significant number of shares of our common stock in the open market could harm the market price of our common stock. A reduced market price for our shares could make it more difficult to raise funds through future offerings of common stock.

On November 30, 2007, upon the expiration of the lock up agreements restricting sales by the selling shareholders listed in the prospectus included on the post-effective amendment to the registration statement on Form SB-2 we filed with the SEC on May 22, 2007, additional shares of our common stock became eligible for unrestricted resale. As additional shares of our common stock become available for resale in the open market (including shares issued upon the exercise of our outstanding options and warrants), the supply of our publicly traded shares will increase, which could decrease its price.

Some of our shares may also be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market price of our shares. In general, a non-affiliate who has held restricted shares for a period of six months may sell an unrestricted number of shares of our common stock into the market.

The sale of securities by us in any equity or debt financing could result in dilution to our existing shareholders and have a material adverse effect on our earnings.

Any sale of common stock by us in a future private placement offering could result in dilution to the existing shareholders as a direct result of our issuance of additional shares of our capital stock. In addition, our business strategy may include expansion through internal growth, by acquiring complementary businesses, by acquiring or licensing additional brands, or by establishing strategic relationships with targeted customers and suppliers. In order to do so, or to finance the cost of our other activities, we may issue additional equity securities that could dilute our shareholders’ stock ownership. We may also assume additional debt and incur impairment losses related to goodwill and other tangible assets if we acquire another company and this could negatively impact our earnings and results of operations.

We have not paid dividends in the past and do not expect to pay dividends for the foreseeable future, and any return on investment may be limited to potential future appreciation on the value of our common stock.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including without limitation, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. To the extent we do not pay dividends, our stock may be less valuable because a return on investment will only occur if and to the extent our stock price appreciates, which may never occur. In addition, investors must rely on sales of their common stock after price appreciation as the only way to realize their investment, and if the price of our stock does not appreciate, then there will be no return on investment. Investors seeking cash dividends should not purchase our common stock.

Our officers, directors and principal shareholders, controlling approximately 69% of our outstanding common stock, can exert significant influence over us and may make decisions that are not in the best interests of all shareholders.

Our officers, directors and principal shareholders collectively control approximately 69% of our outstanding common stock. As a result, these shareholders will be able to affect the outcome of, or exert significant influence over, all matters requiring shareholder approval, including the election and removal of directors and any change in control. In particular, this concentration of ownership of our common stock could have the effect of delaying or preventing a change of control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our shareholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other shareholders, and accordingly, they could cause us to enter into transactions or agreements that we would not otherwise consider.

Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline.

Our articles of incorporation, as amended, our bylaws and Florida law contain provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our shareholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus, including the section entitled “Risk Factors,” contains “forward-looking statements” that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation: statements regarding proposed new services; statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; and other similar expressions concerning matters that are not historical facts. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes” and “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to:

•	our failure to implement our business plan within the time period we originally planned to accomplish; and

•	other factors discussed under the headings “Risk Factors.”

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares to be offered by the selling shareholders. The proceeds from the sale of each selling shareholder’s common stock will belong to that selling shareholder.

PRIVATE PLACEMENT OF CONVERTIBLE NOTES AND WARRANTS

On November 29, 2007, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Portside Growth and Opportunity Fund, Highbridge International, LLC and Iroquois Master Fund, Ltd. (the “Investors”) pursuant to which we agreed to issue an aggregate principal amount of $7.0 million of three-year senior secured convertible notes (the “Existing Notes”), and five-year warrants (the “Existing Warrants”) to purchase an aggregate of 875,000 shares of our common stock, to the Investors. The transactions contemplated by the Securities Purchase Agreement closed on November 30, 2007.

On March 24, 2008, we entered into Amendment and Exchange Agreements with the Investors pursuant to which we agreed, along with the Investors, to restructure the financing consummated under the Securities Purchase Agreement to reduce the amount of the financing to $3,000,000, with each Investor receiving repayment of its pro-rata share of $4,000,000, including $2,000,000 held in a collateral account for certain letters of credit, through the exchange of Existing Notes for a combination of amended and restated senior secured convertible notes (“Amended and Restated Notes”) and an aggregate of 1,000,000 shares of our common stock (the “Common Shares”), and through the exchange of Existing Warrants for amended and restated warrants (“Amended and Restated Warrants”). The letters of credit were issued by Wells Fargo Bank, N.A. in the aggregate amount of $2,000,000 (for which we provided the collateral) for the benefit of the Investors, and had an initial term expiring on December 31, 2008 with automatic extensions as provided therein.

The Amended and Restated Notes have an aggregate principal amount of $3,000,000 and mature on November 30, 2010. The Amended and Restated Notes carry interest at 7.50% per annum (which interest rate shall be increased to 12% from and for the continuation of an event of default) on the unpaid/unconverted principal balance, payable quarterly in cash commencing on July 1, 2008 through the maturity date of the Amended and Restated Notes, and are secured on a senior basis against all of our assets. We are required to make aggregate monthly principal payments of $25,000, plus accrued interest thereon, beginning July 1, 2008.

The Amended and Restated Notes are convertible into approximately 1,500,000 shares of our common stock, based on a conversion price of $2.00 per share (subject to adjustment as provided in the Amended and Restated Notes, including pursuant to economic anti-dilution adjustments discussed below). On March 26, 2009, the conversion price shall be reset to the greater of (i) 105% of the arithmetic average of the dollar weighted average price of our common stock over each of the five consecutive trading days ending on the trading day immediately prior to March 26, 2009 and (ii) $1.00 (as adjusted for any stock splits, stock dividends, recapitalizations, combinations, reverse stock splits or other similar events); provided however, that in no event shall the adjusted conversion price be greater than $3.00 (as adjusted for any stock splits, stock dividends, recapitalizations, combinations, reverse stock splits or other similar events).

The Amended and Restated Notes are convertible at the option of the Investors prior to their maturity. Additionally, beginning November 30, 2008, we will be able to require the Investors to convert the Amended and Restated Notes into shares of our common stock if the dollar volume weighted average price of our common stock is equal to or greater than $2.75 (as adjusted for any stock splits, stock dividends, recapitalizations, combinations, reverse stock splits or other similar events) for twenty (20) out of thirty (30) consecutive trading days, provided that for six months prior to the date of determination we have complied with the following equity conditions: we have either effectuated a registration statement for the Common Shares and the shares underlying the Amended and Restated Notes and the Amended and Restated Warrants (provided that if the effective date of a registration statement is within such six-month period, the measuring period shall begin on such effective date) or all such shares are available for resale without restriction and without the need for registration; our common stock is designated for quotation on an eligible exchange or the OTC Bulletin Board and has not been suspended from trading (other than suspensions for up to two days due to business announcements) and neither delisting nor suspension has been threatened or is pending; we have timely delivered all shares of our common stock issuable upon conversion of the Amended and Restated Notes or upon exercise of the Amended and Restated Warrants; the shares of our common stock issuable upon conversion of the Amended and Restated Notes or upon exercise of the Amended and Restated Warrants can be issued without violating the beneficial ownership and principal market limitations contained in the Amended and Restated Notes and Amended and Restated Warrants; we have timely paid all amounts owing under the Amended and Restated Notes and the other transaction documents; we have not announced a merger, change of control or other significant transaction that has not been abandoned, terminated or consummated, and no event of default, or an event that with the passage of time or giving of notice would constitute an event of default, has occurred; we have no knowledge of any fact that would cause this registration statement not to be effective and available for the resale of the shares registered thereunder or any shares of our common stock issuable upon conversion of the Amended and Restated Notes or upon exercise of the Amended and Restated Warrants not to be eligible for sale without restriction under Rule 144(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”); and we have complied with and shall not have breached any provisions, covenants, representations or warranties in any of the transaction documents.

The Amended and Restated Notes include customary anti-dilution provisions. From November 30, 2007 through May 30, 2009 (provided that the Amended and Restated Notes are outstanding), if we issue or sell, or are deemed to have issued or sold, any shares of our common stock (other than certain excluded issuances) for a consideration per share less than $1.20 (as adjusted for any stock splits, stock dividends, recapitalizations, combinations or other similar events), then immediately after such issuance or sale the conversion price then in effect pursuant to the Amended and Restated Notes shall be reduced to the issuance price per share of such newly issued or sold securities.

From and after May 31, 2009 (provided that the Amended and Restated Notes are outstanding), if we issue or sell, or are deemed to have issued or sold, any shares of our common stock (other than certain excluded issuances) for a consideration per share less than the conversion price in effect immediately prior to such issuance or sale, then immediately after such issuance or sale the conversion price then in effect pursuant to the Amended and Restated Notes shall be reduced to an amount equal to the product of (A) the conversion price in effect immediately prior to such issuance or sale and (B) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the conversion price in effect immediately prior to such issuance or sale and the number of shares of our common stock deemed outstanding immediately prior to such issuance or sale plus (II) the consideration, if any, we receive upon such issuance or sale, by (2) the product derived by multiplying (I) the conversion price in effect immediately prior to such issuance or sale by (II) the number of shares of our common stock deemed outstanding immediately after such issuance or sale.

The maturity date of the Amended and Restated Notes is November 30, 2010. The Investors are entitled to accelerate the maturity date if there occurs an event of default under the Amended and Restated Notes, including, without limitation, if we fail to register for resale the Common Shares and the shares underlying the Amended and Restated Notes and Amended and Restated Warrants, if we fail to pay any amount under the Amended and Restated Notes when due, if a judgment is rendered against us in excess of an amount set forth in the Amended and Restated Notes, if we breach any representation or warranty under the Securities Purchase Agreement or other transaction documents, if we fail to timely file the reports required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or if we fail to comply with the specified covenants set forth in the Amended and Restated Notes. Among the other covenants, the Amended and Restated Notes contain financial covenants whereby we will be required to achieve specified EBITDA and revenue targets in each of the fiscal quarters during which the Amended and Restated Notes are outstanding. Any failure to achieve an EBITDA or revenue target will be considered a breach of the financial covenant. The Amendment and Exchange Agreements removed a financial covenant whereby we were required to maintain available cash equal to four times the quarterly cash burn rate set forth in the Existing Notes in each of the fiscal quarters during which the Existing Notes were outstanding. We are also prohibited from paying dividends until the Amended and Restated Notes are converted, redeemed or otherwise satisfied.

Upon the occurrence of an event of default under the Amended and Restated Notes, the Investors may require us to redeem all or any portion of the Amended and Restated Notes by delivering written notice thereof to us. The portion of the Amended and Restated Notes being redeemed shall be redeemed by us at a price equal to the greater of (i) the product of (A) the amount being redeemed and (B) the applicable redemption premium (between 100% and 125%) and (ii) the product of (A) the number of shares of our common stock issuable upon the conversion of such amount and (B) the greater of (I) the closing sale price of our common stock on the date immediately preceding such event of default, (II) the closing sale price of our common stock on the date immediately after such event of default and (III) the closing sale price of our common stock on the date the Investor delivers a redemption notice in connection with an event of default.

The Amended and Restated Warrants have a term of five years commencing from November 30, 2007 and entitle the Investors to initially purchase an aggregate of 750,002 shares of our common stock (subject to adjustment as provided in the Amended and Restated Warrants, including pursuant to economic anti-dilution adjustments discussed below). The Amended and Restated Warrants have an exercise price of $0.959 per share (subject to adjustment as provided in the Amended and Restated Warrants, including pursuant to economic anti-dilution adjustments discussed below).

The Warrants include customary anti-dilution provisions. From November 30, 2007 through May 30, 2009 (provided that the Warrants are outstanding), if we issue or sell, or are deemed to have issued or sold, any shares of our common stock (other than certain excluded issuances) for a consideration per share less than the per share exercise price in effect immediately prior to such issuance or sale, then immediately after such issuance or sale the per share exercise price then in effect pursuant to the Warrants shall be reduced to the issuance price per share of such newly issued or sold securities, and the number of shares purchasable upon exercise of the Warrants shall be adjusted to that number determined by multiplying the exercise price in effect immediately prior to such adjustment by the number of shares of our common stock acquirable upon exercise of the Warrants immediately prior to such adjustment and dividing the product thereof by the new exercise price resulting from such adjustment.

From and after May 31, 2009 (provided that the Warrants are outstanding), if we issue or sell, or are deemed to have issued or sold, any shares of our common stock (other than certain excluded issuances) for a consideration per share less than the per share exercise price in effect immediately prior to such issuance or sale, then immediately after such issuance or sale the per share exercise price then in effect pursuant to the Warrants shall be reduced to an amount equal to the product of (A) the exercise price in effect immediately prior to such issuance or sale and (B) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the exercise price in effect immediately prior to such issuance or sale and the number of shares of our common stock deemed outstanding immediately prior to such issuance or sale plus (II) the consideration, if any, we receive upon such issuance or sale, by (2) the product derived by multiplying (I) the exercise price in effect immediately prior to such issuance or sale by (II) the number of shares of our common stock deemed outstanding immediately after such issuance or sale, and the number of shares purchasable upon exercise of the Warrants shall be adjusted to that number determined by multiplying the exercise price in effect immediately prior to such adjustment by the number of shares of the Company’s common stock acquirable upon exercise of the Warrants immediately prior to such adjustment and dividing the product thereof by the new exercise price resulting from such adjustment.

Notwithstanding the anti-dilution provisions contained in the Amended and Restated Notes and the Amended and Restated Warrants, we are not be obligated to issue in excess of an aggregate of 45,000,000 shares of our common stock upon conversion of the Amended and Restated Notes and upon exercise of the Amended and Restated Warrants.

We are not permitted to enter into any merger, consolidation, change of control, asset sale or similar transaction unless the successor entity is a publicly traded corporation and such successor entity assumes in writing all of our obligations under the Amended and Restated Notes, Amended and Restated Warrants and the other related transaction documents. Upon the occurrence of a change of control the Investors may require us to redeem all or any portion of the Amended and Restated Notes by delivering written notice thereof to us. The portion of the Amended and Restated Notes being redeemed shall be redeemed by us at a price equal to the greater of (i) the product of (x) the amount being redeemed and (y) the quotient determined by dividing (A) the greater of the closing sale price of our common stock immediately prior to the consummation of the change of control, the closing sale price of the our common stock immediately following the public announcement of such proposed change of control and the closing sale price of our common stock immediately prior to the public announcement of such proposed change of control by (B) the conversion price and (ii) 125% of the amount being redeemed.

If at any time we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of our common stock, then the Investors will be entitled to acquire, upon the terms applicable to such purchase rights, the aggregate purchase rights which the Investors could have acquired if they had held the number of shares of our common stock acquirable upon complete conversion of the Amended and Restated Notes and exercise of the Amended and Restated Warrants immediately before the date on which a record is taken for the grant, issuance or sale of such purchase rights, or, if no such record is taken, the date as of which the record holders of our common stock are to be determined for the grant, issue or sale of such purchase rights.

On November 30, 2007, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Investors pursuant to which, among other things, we agreed to provide registration rights with respect to the shares of our common stock underlying the Existing Notes and Existing Warrants under the Securities Act and applicable state securities laws. The Registration Rights Agreement provided that we must register for resale 130% of the sum of (i) the aggregate number of shares of our common stock issued or issuable upon conversion of the Existing Notes as of the trading day immediately preceding the date the registration statement was initially filed with the SEC and (ii) the aggregate number of shares of our common stock issued or issuable upon exercise of the Existing Warrants as of the trading day immediately preceding the date the registration statement was initially filed with the SEC. The Registration Rights Agreement also provided that if (i) we did not file a registration statement on or before December 30, 2007, (ii) a registration statement was not declared effective on or prior to a certain required effectiveness date, or (iii) after its effective date, such registration statement ceased to remain continuously effective and available to the Investors at any time prior to the expiration of a certain effectiveness period subject to certain grace periods, then we must pay the Investors, as a result of the event and for each month thereafter that such event continues, an amount in cash as partial damages equal to 1% of the aggregate purchase price paid by the Investors pursuant to the Securities Purchase Agreement for the shares underlying the Existing Notes and Existing Warrants then held by the Investors.

Pursuant to the Amendment and Exchange Agreements, the Registration Rights Agreement was amended to provide that we must register for resale 100% of the sum (i) the aggregate number of shares of our common stock issued or issuable upon conversion of the Amended and Restated Notes as of the trading day immediately preceding the date the registration statement is initially filed with the SEC, (ii) the aggregate number of shares of our common stock issued or issuable upon exercise of the Amended and Restated Warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC, and (iii) the Common Shares, and to remove language that provided for the payment of partial damages if (i) we did not file a registration statement by December 30, 2007, (ii) the registration statement was not declared effective on or prior to a certain required effectiveness date, or (iii) after its effective date, such registration statement ceased to remain continuously effective prior to the expiration of a certain effectiveness period.

The Registration Rights Agreement also provides that we may register for resale such other amount of shares as may be required by the staff of the SEC pursuant to Rule 415 with any cutback applied among the Investors pro rata: (A) first, to any Common Shares and shares of common stock underlying the Amended and Restated Notes being registered on a 3:2 basis until all such Common Shares and shares of common stock underlying the Amended and Restated Notes are cutback; (B) second, to any shares of common stock underlying the Amended and Restated Notes being registered under such Registration Statement until all such shares are cutback; (C) third, to any shares of common stock underlying the Amended and Restated Warrants being registered until all such shares are cutback; and (D) thereafter, to all other registrable securities set forth in the Registration Rights Agreement. We received comments to the previously filed (and subsequently withdrawn) registration statement registering the resale by the Investors of the shares of our common stock underlying the Existing Notes and Existing Warrants from the SEC indicating that given the size of that offering relative to the number of shares of our outstanding common stock held by non-affiliates, we were not eligible to conduct an at-the-market offering on Form S-3 pursuant to Rule 415(a)(4) of the Securities Act. We have therefore reduced the number of shares we seek to register herein for resale by the Investors to comply with the requirements of Rule 415 promulgated under the Securities Act.

Pursuant to the Registration Rights Agreement, as amended by the Amendment and Exchange Agreements, we filed the registration statement of which this prospectus is a part with the SEC to register for resale the shares of our common stock identified in this prospectus.

Under the Registration Rights Agreement, we remain required to indemnify the Investors and their affiliates against any losses, claims or damages incurred in investigating, preparing or defending any action, claim or administrative proceeding, whether pending or threatened, to which any of them may become subject insofar as such claims arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in a registration statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which registrable securities are offered, or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of such registration statement, or contained in the final prospectus (as amended or supplemented, if we file any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in the light of the circumstances under which the statements therein were made, not misleading, (iii) any violation or alleged violation by us of federal securities laws, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the registrable securities pursuant to a registration statement or (iv) any violation of the Registration Rights Agreement. We are also required to file with the SEC in a timely manner all reports and other documents required under federal securities laws so long as we remain subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144 under the Securities Act.

In addition, under the terms of the Amendment and Exchange Agreements, if a registration statement is not available for the resale of the Common Shares and the shares of our common stock underlying the Amended and Restated Notes and the Amended and Restated Warrants and we fail to satisfy the current public information requirement under Rule 144 promulgated under the Securities Act, we will pay the Investors on the occurrence of such event and for each month thereafter that such event continues (or until such time such information is no longer required under the rule), an amount in cash as partial liquidated damages equal to 1.5% of the aggregate purchase price of the Investors’ Amended and Restated Notes then outstanding.

Under the terms of the Amendment and Exchange Agreements, so long as the Amended and Restated Notes are outstanding, each Investor is not permitted to sell a number of Common Shares exceeding more than two-thirds (2/3) of the number of shares of our common stock previously issued, or required to have been issued, to such Investor upon conversion of such Investor's Amended and Restated Notes. Except for the Amended and Restated Notes, the Amended and Restated Warrants and the Common Shares, the Investors do not own any other securities issued by us.

In connection with the restructuring transaction, VM Investors, LLC, our majority shareholder (whose members include Craig Ellins, our Chief Executive Officer, and Amy Black, the President of VMdirect), agreed to transfer 1,000,000 shares of our common stock back to us.

On November 29, 2007 we entered into an Escrow Agreement with Maxim Group L.L.C. (“Maxim”) and Continental Stock Transfer & Trust Company pursuant to which we, along with Maxim, established an escrow account for the deposit of all subscription monies received by Maxim from prospective purchasers of the Existing Notes and Existing Warrants, holding such subscription monies which are collected through the banking system, and the disbursement of collected funds. The escrow account, established at J.P. Morgan Chase Bank, was a non-interest bearing bank account. We, along with Maxim, agreed to indemnify Continental Stock Transfer & Trust Company and its affiliates against any and all loss suffered by reason of any action, claim or proceeding brought against Continental Stock Transfer & Trust Company and its affiliates arising out of the Escrow Agreement or any transaction to which the Escrow Agreement related. On November 30, 2007, Continental Stock Transfer & Trust Company forwarded the escrowed funds to us in connection with the closing of the transaction and the Escrow Agreement terminated by its terms.

Maxim Group L.L.C. acted as placement agent in connection with the transaction. For their services as placement agent, we were required to pay Maxim an aggregate commission in cash equal to 8% of the gross proceeds from the sale of the Existing Notes and Existing Warrants, a non-accountable expense allowance of 1% of the gross proceeds from the sale of the Existing Notes and Existing Warrants, plus a warrant to purchase 7% of the shares underlying the Existing Notes and Existing Warrants issuable to the Investors. We issued a warrant to purchase 236,250 shares of our common stock with an exercise price of $2.93 and a term of 5 years to Maxim and paid Maxim a fee of $459,993. The warrant we issued to Maxim contains the same anti-dilution provisions as the Warrants issued to the Investors.

The total dollar value of the securities underlying the Amended and Restated Notes that we included for resale under this registration statement is approximately $1,238,023. This value is based on 1,303,182 shares of our common stock registered for resale in connection with the Amended and Restated Notes multiplied by $0.95, the closing per share price of our common stock on AMEX as of March 26, 2008, the date the Amended and Restated Notes were issued.

We issued the Amended and Restated Notes to the Investors with a per share conversion price ($2.00) having a premium of $1.05 over the closing per share price ($0.95) of our common stock on AMEX as of March 26, 2008, the date the Amended and Restated Notes were issued. Consequently, as of the date the Amended and Restated Notes were issued, the Investors would actually have realized a loss of approximately $1,368,341 as a result of the conversion price premium for the shares of our common stock underlying the Amended and Restated Notes and included for resale in this registration statement.

The table below sets forth the calculation of the aforementioned loss as of the date the Amended and Restated Notes were issued.

Market Price Per Share	Conversion Price Per Share	Total Possible Shares Underlying Notes Included for Resale	Combined Market Price of Total Possible Shares Underlying Notes Included for Resale	Combined Conversion Price of Total Possible Shares Underlying Notes Included for Resale	Total Possible Premium to Market Price
$0.95	$2.00	1,303,182	$1,238,023	$2,606,364	$1,368,341

Although the anti-dilution provisions (described above) included in the Amended and Restated Notes could result in a change in the per share conversion price of the Amended and Restated Notes upon the issuance or sale of shares of our common stock for a consideration per share below the then applicable per share conversion price, the new conversion price is not determinable until the date we actually issue such securities (if ever).

We issued the Amended and Restated Warrants to the Investors with an exercise price ($0.959) having a premium of $0.009 over the closing per share price ($0.95) of our common stock on AMEX as of March 26, 2008, the date the Amended and Restated Warrants were issued. Consequently, as of the date the Amended and Restated Warrants were issued, the Investors would actually have realized a loss of approximately $6,750 as a result of the exercise price premium for the shares of our common stock underlying the Warrants.

The table below sets forth the calculation of the aforementioned loss as of the date the Warrants were issued.

Market Price Per Share	Exercise Price Per Share	Total Possible Shares Underlying Warrants Included for Resale	Combined Market Price of Total Possible Shares Underlying Warrants Included for Resale	Combined Exercise Price of Total Possible Shares Underlying Warrants Included for Resale	Total Possible Premium to Market Price
$0.95	$0.959	750,002	$712,502	$719,252	$6,750

Although the anti-dilution provisions (described above) included in the Amended and Restated Warrants could result in a change in the per share exercise price of the Amended and Restated Warrants upon the issuance or sale of shares of our common stock for a consideration per share below the then applicable per share exercise price, the new exercise price is not determinable until the date we actually issue such securities (if ever).

The following table presents all payments made to the Investors and their related parties, Maxim and its related parties, and other parties in connection with our issuance of the Existing Notes, the Existing Warrants, the Amended and Restated Notes and the Amended and Restated Warrants, and all interest payments previously made and to be made under the Amended and Restated Notes (assuming they remain outstanding through the maturity date):

Gross Proceeds	$3,000,000.00
Less Payments to Investor Related Parties:
Legal Counsel to Investors (1)	$105,000.00
$2,895,000.00
Less Payments to Maxim Related Parties:
Maxim Cash Fee (2)	$459,993.00
Legal Counsel to Maxim	$10,000.00
Continental Stock Transfer & Trust Company (3)	$3,000.00
$2,422,007.00
Less Payments to Other Parties:
Legal Counsel to Company (4)	$84,205.00
American Stock Exchange (5)	$45,000.00
New York Legal Counsel (6)	$10,000.00
Wells Fargo Bank, N.A (7)	$10,000.00
Securities Compliance Filing Fees	$1,385.00
$2,271,417.00
Less Interest Payments Made
Portside Growth and Opportunity Fund	$121,875.00
Highbridge International LLC	$36,562.50
Iroquois Master Fund, Ltd.	$12,187.50
$2,100,792.00
Less Maximum Additional Interest Payments
Portside Growth and Opportunity Fund	$430,357.14
Highbridge International LLC	$129,107.14
Iroquois Master Fund, Ltd.	$43,035.72
Net Proceeds	$1,498,292.00

(1)
We paid $85,000 of this fee in connection with services rendered regarding the issuance of the Existing Notes and the Existing Warrants and $20,000 of this fee in connection with services rendered regarding the issuance of the Amended and Restated Notes and the Amended and Restated Warrants.

(2)
We were required to pay the Maxim an aggregate commission in cash equal to 8% of the gross proceeds from the sale of the Notes and Warrants and a non-accountable expense allowance of 1% of the gross proceeds from the sale of the Notes and Warrants. On November 30, 2007 we paid Maxim a cash fee of $459,993. No additional payments are due.

(3)	We paid this fee to Continental Stock Transfer & Trust Company for services rendered as the escrow agent in connection with the issuance of the Existing Notes and the Existing Warrants.
(4)
We paid $58,362 of this fee in connection with services rendered regarding the issuance of the Existing Notes and the Existing Warrants and $25,843 of this fee in connection with services rendered regarding the issuance of the Amended and Restated Notes and the Amended and Restated Warrants.

(5)	We paid this fee to the American Stock Exchange in connection with the Additional Listing Application for the shares of our common stock underlying the Existing Notes and Existing Warrants.
(6)	We paid this fee in connection with a legal opinion rendered by such counsel.
(7)	We paid this fee in connection with the issuance of certain letters of credit for the benefit of each Investor.

The following table presents the total possible payments to be made to the selling shareholders and any of their affiliates in the first year following the issuance of the Amended and Restated Notes (based on an effective issuance date of November 30, 2007):

Net Proceeds	$2,091,417.00
Less Maximum First-Year Principal and Interest Payments
Portside Growth and Opportunity Fund (1)	$320,089.29
Highbridge International LLC (2)	$96,026.79
Iroquois Master Fund, Ltd. (3)	$32,008.93
Net Proceeds Less Maximum First-Year Principal and Interest Payments	$1,643,291.99

(1)	Consists of $230,803.57 of interest payments and $89,285.72 of principal payments.
(2)	Consists of $69,241.07 of interest payments and $26,785.72 of principal payments.
(3)	Consists of $23,080.36 of interest payments and $8,928.57 of principal payments.

We have the intention, and believe on a reasonable basis, that we will have the financial ability to make all payments on the Amended and Restated Notes.

SELLING SHAREHOLDERS

The shares of our common stock being offered by the selling shareholders are issuable upon conversion of the Notes and upon exercise of the Warrants and in payment of interest on the Notes. For additional information regarding the issuance of those Notes and Warrants, see “Private Placement of Convertible Notes and Warrants” above. We are registering the shares of our common stock in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the Notes and the Warrants issued pursuant to the Amendment and Exchange Agreements, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of our common stock by each of the selling shareholders. Such data is based upon information provided by the selling shareholders. Under the terms of the Amended and Restated Notes and the Amended and Restated Warrants, a selling shareholder may not convert the Amended and Restated Notes or exercise the Amended and Restated Warrants to the extent such conversion or exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of shares of our common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of our common stock issuable upon conversion of the Amended and Restated Notes which have not been converted and upon exercise of the Amended and Restated Warrants that have not been exercised. The second column lists the number of shares of our common stock beneficially owned by each selling shareholder, based on its ownership of the Common Shares, Amended and Restated Notes and Amended and Restated Warrants, as of April 8, 2008, assuming conversion of all Amended and Restated Notes and exercise of all Amended and Restated Warrants held by the selling shareholders on that date, without regard to any limitations on conversions or exercise. The third column lists the shares of our common stock being offered by this prospectus by each selling shareholder. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

In accordance with the terms of the Registration Rights Agreement we may register for resale such other amount of shares as may be required by the staff of the SEC pursuant to Rule 415 of the Securities Act with any cutback applied among the Investors pro rata: (A) first, to any Common Shares and shares of common stock underlying the Amended and Restated Notes being registered on a 3:2 basis until all such Common Shares and shares of common stock underlying the Amended and Restated Notes are cutback; (B) second, to any shares of common stock underlying the Amended and Restated Notes being registered until all such shares are cutback; (C) third, to any shares of common stock underlying the Amended and Restated Warrants being registered until all such shares are cutback; and (D) thereafter, to all other registrable securities set forth in the Registration Rights Agreement. We received comments to the previously filed (and subsequently withdrawn) registration statement registering the resale by the Investors of the shares of our common stock underlying the Existing Notes and Existing Warrants from the SEC indicating that given the size of that offering relative to the number of shares of our outstanding common stock held by non-affiliates, we were not eligible to conduct an at-the-market offering on Form S-3 pursuant to Rule 415(a)(4) of the Securities Act. This prospectus therefore covers the resale of the sum of (i) the aggregate number of shares of our common stock issued or issuable upon exercise of the Amended and Restated Warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC, and (ii) that number of Common Shares and the shares of our common stock issued or issuable upon conversion of the Amended and Restated Notes required to be included herein pursuant to the terms of the Registration Rights Agreement as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the conversion price of the Amended and Restated Notes may be adjusted and the exercise price of the Amended and Restated Warrants may be adjusted, the number of shares that will actually be issued may be more than the number of shares being offered by this prospectus.

The information presented in this table is based on 25,927,710 shares of our common stock outstanding on April 8, 2008.

			Number of Shares Beneficially Owned After Offering
Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Being Offered	Number	Percentage of Shares Outstanding

Portside Growth and Opportunity Fund (1) c/o Ramius LLC 599 Lexington Avenue 20th Floor New York, NY 10022	2,321,430	1,969,967	351,463	1.3%
Highbridge International LLC (2) c/o Highbridge Capital Management, LLC 9 W. 57th Street, 27th Floor New York, NY 10019	696,430	590,991	105,439	*
Iroquois Master Fund, Ltd. (3) 641 Lexington Avenue 26th Floor New York, NY 10022	232,143	196,997	35,146	*
TOTAL:	3,250,003	2,757,955	492,048	*
*  Less than 1%

(1)
Consists of 714,286 shares of common stock, 1,071,429 shares of common stock issuable upon the conversion of an outstanding Note and 535,715 shares of common stock issuable upon the exercise of an outstanding Warrant. Pursuant to comments received from the SEC in connection with the registration statement previously filed to register the shares underlying the Original Notes and the Original Warrants, we have elected to register for resale a total number of shares of our common stock equal to one-third of our public float held by non-affiliates. The shares offered for resale by Portside Growth and Opportunity Fund consequently consist of 503,408 shares of common stock, 930,844 shares of common stock in connection with the Note and 535,715 shares of common stock in connection with the Warrant. Ramius Capital Group, LLC (“Ramius Capital”) is the investment adviser of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S& Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

(2)
Consists of 214,286 shares of common stock, 321,429 shares of common stock issuable upon the conversion of an outstanding Note and 160,715 shares of common stock issuable upon the exercise of an outstanding Warrant. Pursuant to comments received from the SEC in connection with the registration statement previously filed to register the shares underlying the Original Notes and the Original Warrants, we have elected to register for resale a total number of shares of our common stock equal to one-third of our public float held by non-affiliates. The shares offered for resale by Highbridge International LLC consequently consist of 151,023 shares of common stock, 279,253 shares of common stock in connection with the Note and 160,715 shares of common stock in connection with the Warrant. Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(3)
Consists of 71,428 shares of common stock, 107,143 shares of common stock issuable upon the conversion of an outstanding Note and 53,572 shares of common stock issuable upon the exercise of an outstanding Warrant. Pursuant to comments received from the SEC in connection with the registration statement previously filed to register the shares underlying the Original Notes and the Original Warrants, we have elected to register for resale a total number of shares of our common stock equal to one-third of our public float held by non-affiliates. The shares offered for resale by Iroquois Master Fund, Ltd. consequently consist of 50,340 shares of common stock, 93,085 shares of common stock in connection with the Note and 53,572 shares of common stock in connection with the Warrant. Joshua Silverman has voting and investment control of the securities held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of the shares held by Iroquois Master Fund Ltd.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock issuable upon conversion of the convertible notes, upon exercise of the warrants and as interest on the convertible notes to permit the resale of these shares of our common stock by the holders of the convertible notes and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of our common stock. We will bear all fees and expenses incident to our obligation to register the shares of our common stock.

The selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of our common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of our common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of our common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of our common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of our common stock short and deliver shares of our common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of our common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the convertible notes, warrants or shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of our common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of our common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of our common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of our common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to the shares of our common stock. All of the foregoing may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.

We will pay all expenses of the registration of the shares of our common stock pursuant to the registration rights agreement, estimated to be $7,083.47 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of our common stock will be freely tradable in the hands of persons other than our affiliates.

Based on information obtained from the selling shareholders, in the ordinary course of their business in trading securities positions, the selling shareholders may enter into short sales. However, no such short sales were entered into prior to the public announcement of any private placement pursuant to which the applicable securities were acquired by the selling shareholders and the selling shareholders are aware of and adhere to the position of the Staff of the SEC set forth in Item A.65 of the SEC’s Telephone Interpretations Manual.

LEGAL MATTERS

Jackson L. Morris, Esq., Tampa, Florida, will pass upon the validity of the common stock offered by this prospectus for us.

EXPERTS

The consolidated financial statements of DigitalFX International, Inc. as of December 31, 2007 and for the years ended December 31, 2007 and 2006 incorporated by reference into this prospectus have been so incorporated in reliance on the report of Weinberg & Company, P.A., independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Florida Business Corporation Act and certain provisions of our articles of incorporation and bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of our board of directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of shareholders or directors. The provision cited above also grants us the power to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

We do not have any indemnification agreements with any of our directors or executive officers.

A shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information that is filed through the SEC’s EDGAR System. The web site can be accessed at http://www.sec.gov. Our web site can be accessed at http://www.digitalfx.com.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance with those requirements, will continue to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s Public Reference Room and the SEC’s website referred to above.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below and any additional documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering of securities is terminated. The information we incorporate by reference is an important part of this prospectus, and any information that we file later with the SEC will automatically update and supersede this information.

The documents we incorporate by reference are:

1.	Our Annual Report on Form 10-KSB for the year ended December 31, 2007 as filed on March 31, 2008 (File No. 001-33667);

2.	Our Current Report on Form 8-K as filed on January 9, 2008 (File No. 001-33667);

3.	Our Current Report on Form 8-K as filed on February 7, 2008 (File No. 001-33667);

4.	Our Current Report on Form 8-K as filed on March 25, 2008 (File No. 001-33667);

5.	Our Current Report on Form 8-K as filed on March 31, 2008 (File No. 001-33667);

6.	Our Current Report on Form 8-K as filed on April 1, 2008 (File No. 001-33667);

7.
The description of our common stock of contained in the Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on May 22, 2007 (File No. 333-136855), including any amendment or report filed for the purpose of updating such description; and

8.
All other reports filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to April 11, 2008, including all such reports filed after the date of the initial registration statement and prior to effectiveness of the registration statement.

You may request a copy of these filings, at no cost, by writing or calling us at DigitalFX International, Inc., 3035 East Patrick Lane, Suite 9, Las Vegas, Nevada 89120, (702) 938-9300, Attention: Mickey Elfenbein, Chief Operating Officer.

You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference above. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by the Registrant in connection with the offering. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Amount
Registration fee - Securities and Exchange Commission	$74.79
Legal fees and expenses	$6,000.00
Accounting fees and expenses	$1,000.00
Total	$7.074.79

ITEM 15. Indemnification of Directors and Officers.

The Florida Business Corporation Act and certain provisions of our articles of incorporation and bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of our board of directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of shareholders or directors. The provision cited above also grants us the power to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

We do not have any indemnification agreements with any of our directors or executive officers.

A shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:
Exhibit Document	Exhibit Number

Articles of Incorporation of Registrant, as amended	4.1
Bylaws of Registrant	4.2

ITEM 16. Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed herewith:

See attached Exhibit Index.

ITEM 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and to treat the offering of the securities at that time as the initial bona fide offering; and

(2) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Each prospectus filed pursuant to Rule 424(b) as part of this Registration Statement, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in the Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Las Vegas, State of Nevada, on April 11, 2008.

DIGITALFX INTERNATIONAL, INC. (Registrant)

By:	/s/ Craig Ellins	By:	/s/ Tracy Sperry
	Craig Ellins		Tracy Sperry
	Chief Executive Officer and President (Principal Executive Officer)		Acting Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Craig Ellins as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Craig Ellins	Chairman, Chief Executive Officer and President	April 11, 2008
Craig Ellins

/s/ Tracy Sperry	Acting Chief Financial Officer	April 11, 2008
Tracy Sperry

/s/ Emanuel Gerard	Director	April 11, 2008
Emanuel Gerard

/s/ Jerry Haleva	Director	April 11, 2008
Jerry Haleva

/s/ Kevin R. Keating	Director	April 11, 2008
Kevin R. Keating

EXHIBIT INDEX

Exhibit Number	Exhibit Title

4.1	Articles of Incorporation of the Registrant effective January 23, 1991. (1)
4.1.1	Articles of Amendment of Articles of Incorporation of the Registrant effective December 23, 1995. (1)
4.1.2	Articles of Amendment of Articles of Incorporation of the Registrant effective May 4, 1999. (1)
4.1.3	Articles of Amendment of Articles of Incorporation of the Registrant effective June 7, 2006. (2)
4.1.4	Articles of Amendment of Articles of Incorporation of the Registrant effective August 1, 2006. (3)
4.2	Bylaws of the Registrant. (4)
5.1	Opinion of Jackson L. Morris, Esq.
23.1	Consent of Weinberg & Company, P.A.
23.2	Consent of Jackson L. Morris, Esq. (included in Exhibit 5.1).
24.1	Power of Attorney (included as part of the Signature Page of this Registration Statement).

(1)
Filed previously as Exhibit 2.1 to the Registrant’s Form 10-SB Registration Statement (File #: 000-27551), filed with the Securities and Exchange Commission on October 5, 1999, and incorporated herein by this reference.

(2)	Filed previously as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File #: 000-27551), filed with the Securities and Exchange Commission on June 19, 2006.
(3)
Filed previously as Exhibit A to the Registrant’s Definitive Information Statement on Schedule 14C (File #: 000-27551), filed with the Securities and Exchange Commission on July 7, 2006, and incorporated herein by this reference.

(4)
Filed previously as Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-QSB (File #: 001-33667), filed with the Securities and Exchange Commission on November 14, 2007, and incorporated herein by this reference.